Filed Pursuant to Rule 424(b)(5)
Registration No. 333-289388

PROSPECTUS SUPPLEMENT

(To prospectus dated August 15, 2025)

FUNKO, INC.

Up to $40,000,000

Class A Common Stock

We have entered into an At-the-Market Sales Agreement (the “Sales Agreement”) with BTIG, LLC (the “Agent”) relating to shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”), offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, from time to time we may offer and sell shares of our Class A common stock having an aggregate gross sales price of up to $40,000,000 through or to the Agent, acting as sales agent or principal, pursuant to this prospectus supplement and the accompanying prospectus.

Sales of our Class A common stock, if any, under this prospectus supplement may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Subject to terms of the Sales Agreement, the Agent is not required to sell any specific number or dollar amounts of our Class A common stock but will use commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the Agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Agent will be entitled to compensation under the terms of the Sales Agreement at a commission rate of 3.0% of the gross proceeds from each sale of our Class A common stock. In connection with the sales of our Class A common stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contributions to the Agent against certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “FNKO”. On August 13, 2025, the last reported sale price of our Class A common stock was $2.92 per share.

Investing in our Class A common stock involves significant risks. See “Risk Factors“ beginning on page S-8 of this prospectus supplement and the risk factors that are incorporated by reference into this prospectus supplement and the accompanying prospectus from our filings made with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act for a discussion of the factors you should carefully consider before deciding to invest in our Class A common stock.

Neither the SEC nor any state securities commission has approved or disapproved of our Class A common stock or determined if this prospectus supplement or the accompanying prospectus is accurate, truthful or complete. Any representation to the contrary is a criminal offense.

BTIG

The date of this prospectus supplement is August 15, 2025.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to the offering of shares of our Class A common stock having an aggregate offering price of up to $40,000,000 from time to time pursuant to the Sales Agreement with the Agent. Before buying any of the shares of Class A common stock that we are offering, we urge you to carefully read this prospectus supplement, together with the information incorporated by reference as described under the headings “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. These documents contain important information that you should consider when making your investment decision. In general, when we refer to the prospectus, we are referring to both the prospectus supplement and the accompanying prospectus combined.

This prospectus describes the terms of this offering of shares of Class A common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and the Agent has not, authorized any other person to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We do not, and the Agent does not, take any responsibility for, or provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus or any permitted free writing prospectuses we have authorized for use in connection with this offering. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents or any earlier date specified for such information unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision.

Information contained on, or accessible through, our website is not part of this prospectus. We and the Agent are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

BASIS OF PRESENTATION

As used in this prospectus supplement, unless the context otherwise requires:

•	“we,” “us,” “our,” the “Company,” “Funko” and similar references refer to Funko, Inc., and, unless otherwise stated, all of its subsidiaries, including FAH, LLC;

•	“you” refers to the potential holders of the applicable series of securities.

•	“ACON” refers to ACON Funko Investors, L.L.C., a Delaware limited liability company, and certain funds affiliated with ACON Funko Investors, L.L.C. (including each of the Former Equity Owners).

•

“Continuing Equity Owners” refers collectively to ACON Funko Investors, L.L.C., Fundamental, the Former Profits Interests Holders, certain former warrant holders and certain current and former executive officers, employees and directors and each of their permitted transferees that owned common units in FAH, LLC after our initial public offering (“IPO”) and who may redeem, at each of their options (including in connection with any offering pursuant to the registration statement of which this prospectus forms a part), their common units for, at our election (determined solely by our independent directors (within the meaning of the listing rules of The Nasdaq Stock Market LLC who are disinterested), cash or newly-issued shares of our Class A common stock.

•	“FAH, LLC” refers to Funko Acquisition Holdings, L.L.C., a Delaware limited liability company.

•	“FAH LLC Agreement” refers to FAH, LLC’s second amended and restated limited liability company agreement, as amended from time to time.

•

“Former Equity Owners” refers to those Original Equity Owners affiliated with ACON that transferred their indirect ownership interests in common units of FAH, LLC for shares of our Class A common stock (to be held by them either directly or indirectly) in connection with the consummation of our IPO.

•

“Former Profits Interests Holders” refers collectively to certain of our directors and certain current executive officers and employees, in each case, who held existing vested and unvested profits interests in FAH, LLC pursuant to FAH, LLC’s existing equity incentive plan and who received common units of FAH, LLC in exchange for their profits interests (subject to the common units received in exchange for unvested profits interests remaining subject to their existing time-based vesting requirements) in connection with our IPO.

•	“Fundamental” refers collectively to Fundamental Capital, LLC and Funko International, LLC.

•

“Original Equity Owners” refers to the owners of ownership interests in FAH, LLC, collectively, prior to our IPO, which include ACON, Fundamental, the Former Profits Interests Holders and certain current and former executive officers, employees and directors.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and documents incorporated by reference. It does not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus and documents incorporated by reference carefully, including the section titled “Risk Factors” and our historical consolidated financial statements and related notes incorporated by reference herein.

We are a leading pop culture consumer products company. Our business is built on the belief that everyone is a fan of something. We create whimsical, fun and unique products that enable fans to express who they are, which allows them to find their community and generate a sense of belonging and joy. We achieve this through products people display, wear or carry of their favorite “something”—whether it is a movie, TV show, video game, musician or sports team. We infuse our distinct designs and aesthetic sensibility into our extensive portfolio of licensed content over a wide variety of product categories, including figures, bags, wallets, apparel, accessories, plush, homewares, digital non-fungible tokens, vinyl records and limited-edition posters, which we make available at highly accessible price points under our Funko, Loungefly and Mondo brands. We are building out our sports, music and video game fandoms and diversifying our offering with personalized products, such as Pop! Yourself, micro collectibles and blind boxes containing mystery figures. We believe we sit at the nexus of pop culture and the growing “kidult” segment of the market—content providers value us for our ability to connect fans to their properties with our creative products and broad distribution; retailers value us for our broad portfolio of licensed pop culture products that we can curate to resonate with their consumers; and consumers value us for our distinct, stylized products and the content they represent. We believe our innovative product design and market positioning have disrupted the licensed product markets and helped to define today’s pop culture products category.

We filed our amended and restated certificate of incorporation with the Secretary of State of Delaware on November 1, 2017 and a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of Delaware on June 15, 2023.

Our principal executive offices are located at 2802 Wetmore Avenue, Everett, Washington 98201, and our telephone number is (425) 783-3616.

THE OFFERING

Issuer	Funko, Inc.

Shares of Class A common stock offered by us	13,698,630 shares of our Class A common stock having an aggregate offering price of up to $40,000,000.

Shares of Class A common stock to be outstanding immediately after this offering	Up to 68,228,754 shares, representing approximately 99.0% of the combined voting power of all of our common stock and 100% of the economic interest in the Company, assuming sales of 13,698,630 shares of Class A common stock are made in this offering at an offering price of $2.92 per share, which was the last reported sale price of shares of our Class A common stock on the Nasdaq Global Select Market on August 13, 2025. The actual number of shares that may be issued will vary depending on the sales price under this offering.

Shares of Class B common stock to be outstanding immediately after this offering	647,833 shares, representing approximately 1.0% of the combined voting power of all of our common stock and no economic interest in the Company.

Common units of FAH, LLC to be held by us immediately after this offering	68,228,754 common units, representing approximately 98.9% of the economic interest in FAH, LLC.

Common units of FAH, LLC to be held by Continuing Equity Owners immediately after this offering	749,177 common units, representing approximately 1.1% of the economic interest in FAH, LLC.

Ratio of shares of Class A common stock to common units	Our amended and restated certificate of incorporation and the FAH LLC Agreement each require that we and FAH, LLC at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of common units of FAH, LLC owned by us.

Ratio of shares of Class B common stock to common units

Our amended and restated certificate of incorporation and the FAH LLC Agreement each require that we and FAH, LLC at all times maintain a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of common units of FAH, LLC owned by the Continuing Equity Owners (other than common units issued or issuable upon the exercise of options and common units that were issued to certain

Former Profits Interests Holders subject to time-based vesting requirements). Immediately after this offering, the Continuing Equity Owners will continue to own 100% of the outstanding shares of our Class B common stock.

Permitted holders of shares of Class B common stock	Only the Continuing Equity Owners and the permitted transferees of Class B common stock as described in the accompanying prospectus are permitted to hold shares of our Class B common stock. Shares of Class B common stock are transferable only together with an equal number of common units of FAH, LLC. See “Description of Capital Stock” in the accompanying prospectus.

Voting rights	Holders of shares of our Class A common stock and our Class B common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of incorporation. Each share of Class A common stock and Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. See “Description of Capital Stock” in the accompanying prospectus.

Redemption rights of holders of common units

The Continuing Equity Owners may from time to time at each of their options (subject in certain circumstances to time-based vesting requirements) require FAH, LLC to redeem all or a portion of their common units (749,177 common units outstanding immediately after this offering, excluding common units held by certain Former Profits Interests Holders that are subject to time-based vesting requirements) in exchange for, at our election (determined solely by our independent directors (within the meaning of the Nasdaq rules) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of our Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the FAH LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the Nasdaq rules) who are disinterested), we may effect a direct exchange by the Company of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of common units pursuant to the terms of the FAH LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner will be cancelled for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged (other than any common units that were issued upon the exercise of options or common units that were issued to certain Former Profits Interests Holders subject to time-based vesting requirements). See “Certain Relationships and Related Person Transactions—FAH LLC Agreement” in our 2024 Proxy Statement, which is incorporated by reference herein.

Tax receivable agreement	In connection with our IPO, we entered into a tax receivable agreement with FAH, LLC and each of the Continuing Equity Owners (the “Tax Receivable Agreement”) that provides for the payment by the Company to the Continuing Equity Owners of 85% of the amount of tax benefits, if any, that the Company actually realizes (or in some circumstances is deemed to realize) as a result of (1) increases in tax basis resulting from the Company’s purchase of common units of FAH, LLC directly from certain of the Continuing Equity Owners in connection with redemptions funded by the Company or exchanges (or deemed exchanges in certain circumstances) of common units for Class A common stock or cash as described above under “—Redemption rights of holders of common units,” and (2) certain additional tax benefits attributable to payments made under the Tax Receivable Agreement. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement” in our 2024 Proxy Statement, which is incorporated by reference herein, for a discussion of the Tax Receivable Agreement.

Plan of distribution	“At the market offering” that may be made from time to time through or to the Agent, as sales agent or principal under the Sales Agreement. See “Plan of Distribution” beginning on page S-17.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital. See the section titled “Use of Proceeds” on page S-10 of this prospectus supplement.

Market for Class A common stock	Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “FNKO”.

Risk factors	Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 7 of the accompanying prospectus and in any subsequent prospectus supplement for a discussion of factors you should carefully consider before investing in our Class A common stock.

The number of shares of our Class A common stock that will be outstanding immediately after this offering as shown above is based on 54,530,124 shares of Class A common stock issued and outstanding as of June 30, 2025 and excludes:

•

3,483,603 shares of Class A common stock issuable upon the exercise of options outstanding as of June 30, 2025, with a weighted-average exercise price of $11.1113 per share, 1,912,692 of which were vested as of such date;

•	2,983,921 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units (“RSUs”) outstanding as of June 30, 2025;

•

5,544,371 shares of Class A common stock reserved for future issuance under our 2017 Incentive Award Plan (the “2017 Plan”), 2019 Incentive Award Plan (the “2019 Plan”) and 2024 Inducement Award Plan (the “2024 Plan”), each as of June 30, 2025; and

•	749,177 shares of Class A common stock that may be issuable upon the exercise of redemption rights of the Continuing Equity Owners.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding warrants or options or settlement of the outstanding RSUs referred to above.

RISK FACTORS

Investing in our Class A common stock involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus supplement, including the risk factors and other information contained in or incorporated by reference into this prospectus supplement before investing in any of our securities. Our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that we may face.

Risks Relating to Our Class A common stock and this Offering

We have broad discretion as to the use of proceeds from this offering and may not use the proceeds effectively.

Our management will retain broad discretion as to the allocation of the proceeds and may spend these proceeds in ways in which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our Class A common stock to decline.

If you purchase shares of our Class A common stock in this offering, you will incur immediate and substantial dilution.

The price per share of Class A common stock being offered may be higher than the net tangible book value per share of our outstanding Class A common stock. Assuming that an aggregate of 13,698,630 shares of Class A common stock are sold at a price of $2.92 per share, the last reported sale price of shares of our Class A common stock on the Nasdaq Global Select Market on August 13, 2025, for aggregate gross proceeds of $40,000,000, and after deducting commissions and estimated offering expenses payable by us, new investors in this offering would incur immediate dilution of $3.76 per share. In addition, you may also experience additional dilution after this offering on any future equity issuances. To the extent we issue equity securities, our stockholders will experience substantial additional dilution. See “Dilution” for additional information.

If you purchase shares of our Class A common stock in this offering, you may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may, in the future, offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to those of existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

The actual number of shares of Class A common stock we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the Agent at any time throughout the term of the Sales Agreement. The number of shares of Class A common stock that are sold by an Agent after our delivery of a placement notice to such Agent will depend on the market price of the shares of Class A common stock during the sales period and limits we set with the Agent. Because the price per share of each share sold will fluctuate based on the market price of shares of our Class A common stock during the sales period, it is not possible at this stage to predict the number of shares of Class A common stock that will or may be ultimately issued.

The shares of Class A common stock offered hereby will be sold in “at the market offerings,” and investors who buy Class A common stock at different times will likely pay different prices.

Investors who purchase shares of Class A common stock in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of Class A common stock sold, and there is no minimum or maximum per share sales price. Investors may experience a decline in the value of their shares of Class A common stock as a result of share sales made at prices lower than the prices they paid.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds, if any, from the sale of the securities offered hereby. We may issue and sell shares of Class A common stock having aggregate sales proceeds of up to $40,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We intend to use the net proceeds from the sale by us of the securities to which this prospectus supplement relates for general corporate purposes, including working capital. We may also use a portion of our net proceeds to co-develop, acquire or invest in products, technologies or businesses that are complementary to our business. However, we currently have no agreements or commitments to complete any such transaction.

Pending the use of the net proceeds, we may invest the proceeds in interest-bearing, investment-grade securities, certificates of deposit or government securities.

DILUTION

If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed public offering price per share and the as adjusted net tangible book value per share of our Class A common stock after this offering.

Historical net tangible book value per share represents our total tangible assets less our total liabilities divided by the total number of shares of Class A common stock outstanding. As of June 30, 2025, our historical net tangible book value (deficit) was approximately $(95.67) million, or $(1.75) per share, based on 54,530,124 shares of Class A common stock outstanding as of that date.

After giving effect to receipt of the net proceeds from our sale of shares of our Class A common stock at an assumed public offering price of $2.92 per share, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market on August 13, 2025, after deducting the estimated commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2025 would have been approximately $(57.17) million, or $(0.84) per share. This represents an immediate increase in as adjusted net tangible book value of $0.91 per share to our existing stockholders and an immediate dilution of $3.76 per share to new investors participating in this offering.

The following table illustrates this dilution to new investors on a per share basis:

Assumed public offering price per share of Class A common stock		$2.92
Historical net tangible book value per (deficit) share as of June 30, 2025	$(1.75)
Increase in net tangible book value per share attributable to new investors participating in this offering	0.91
As adjusted net tangible book value (deficit) per share of Class A common stock immediately after this offering		(0.84)

Dilution per share of Class A common stock to new investors participating in this offering		$3.76

The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from an assumed offering price of $2.92 per share shown in the table above, assuming all of our Class A common stock in the aggregate amount of $40,000,000 is sold at that price, would cause our as adjusted net tangible book value per share after the offering to be $(0.88) per share and would increase the dilution in net tangible book value per share to new investors to $4.80 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from an assumed offering price of $2.92 per share shown in the table above, assuming all of our Class A common stock in the aggregate amount of $40,000,000 is sold at that price, would cause our as adjusted net tangible book value per share after the offering to be $(0.76) per share and would increase the dilution in net tangible book value per share to new investors to $2.68 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that outstanding options are exercised or outstanding restricted stock awards vest, investors purchasing our Class A common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Further, to the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of our Class A common stock that will be outstanding immediately after this offering as shown above is based on 54,530,124 shares of Class A common stock issued and outstanding as of June 30, 2025 and excludes:

•

3,483,603 shares of Class A common stock issuable upon the exercise of options outstanding as of June 30, 2025, with a weighted-average exercise price of $11.1113 per share, 1,912,692 of which were vested as of such date;

•	2,983,921 shares of Class A common stock issuable upon the vesting and settlement of RSUs outstanding as of June 30, 2025;

•	5,544,371 shares of Class A common stock reserved for future issuance under the 2017 Plan, the 2019 Plan and the 2024 Plan, each as of June 30, 2025; and

•	749,177 shares of Class A common stock that may be issuable upon the exercise of redemption rights of the Continuing Equity Owners.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding warrants or options or settlement of the outstanding RSUs referred to above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax considerations for Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued under this prospectus supplement, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders that purchase our Class A common stock issued under this prospectus supplement and hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax considerations for them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below on information reporting, backup withholding and foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our Class A common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any applicable time within the shorter of the five year period preceding the Non-U.S. Holder’s disposition of, or the Non-U.S. Holder’s holding period for, our Class A common stock, or, if required, the Non-U.S. Holder fails to obtain an appropriate certification regarding the non-USRPI status of our Class A common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax pursuant to the third bullet point above if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN,

W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with BTIG under which we may offer and sell shares of our Class A common stock having an aggregate offering price of up to $40,000,000, from time to time through BTIG as Agent or directly to BTIG acting as principal.

Sales, if any, of our Class A common stock made through BTIG, as contemplated by this prospectus supplement and the accompanying prospectus, may be made by means of transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including ordinary brokers’ transactions on the Nasdaq Global Select Market (“Nasdaq”) at market prices, in block transactions or by any other method permitted by law, at prices related to the prevailing market prices or at negotiated prices, or as otherwise agreed by us and BTIG. As Agent, BTIG will not engage in any transactions that stabilize the price of our Class A common stock.

Upon its acceptance of written instructions from us, BTIG will use its commercially reasonable efforts consistent with its normal trading and sales practices to solicit offers to purchase shares of our Class A common stock, as Agent and on the terms and subject to the conditions set forth in the Sales Agreement. If we elect to offer shares of our Class A common stock, we will instruct BTIG as to the maximum number of shares of our Class A common stock to be sold by it, as Agent, a minimum sales price and the date or dates on which such shares are to be sold. We may instruct BTIG not to sell shares of our Class A common stock if the sales cannot be effected at or above the price designated by us in any instruction. We or BTIG may suspend the offering of shares of our Class A common stock under the Sales Agreement by BTIG, as Agent, upon proper notice to the other party.

If shares of our Class A common stock are sold by BTIG, as Agent, in an at the market offering, BTIG will provide written confirmation to us promptly following the close of trading on Nasdaq each trading day on which shares of our Class A common stock are sold under the Sales Agreement. Each confirmation will include the number of shares of our Class A common stock sold on the preceding day, the gross sales price, the net proceeds to us and the compensation payable by us to BTIG in connection with the sales.

We will pay BTIG a commission equal to 3.0% of the gross proceeds from the sales of our Class A common stock sold through BTIG, as Agent, under the Sales Agreement. The remaining sales proceeds, after deducting any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental or self-regulatory organization in respect of such sales of shares our Class A common stock, will be our net proceeds (before the expenses referred to in the next paragraph) from the sale of shares of our Class A common stock in the offering.

We estimate that the total expenses payable by us in connection with the program to offer shares of our Class A common stock described in this prospectus supplement, excluding commissions payable to BTIG and any discounts payable to BTIG and any other deductions described in the paragraph above, will be approximately $300,000. In addition, we have agreed to reimburse BTIG for up to an aggregate of $50,000 in reasonable out-of-pocket expenses incurred by BTIG in connection with the transactions contemplated by the Sales Agreement.

Under the terms of the Sales Agreement, we may, if agreed to by BTIG, also sell shares of our Class A common stock to BTIG, as principal for its own account, at a price per share and such other terms to be agreed upon at the time of sale. However, BTIG has no obligation to agree to purchase shares of our Class A common stock as principal.

Settlement for sales of our Class A common stock under the Sales Agreement will occur on the first trading day following the date on which any sales are made, or on some other date that is agreed upon by us and BTIG in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of our Class A common stock sold to or through BTIG, as Agent, under the Sales Agreement, the net proceeds to us and the compensation paid by us to BTIG in connection with the sales of our Class A common stock, if any.

BTIG has agreed that, to the extent required by Regulation M under the Exchange Act, it will not engage in any market making activities involving our Class A common stock while the offering is ongoing under this prospectus supplement.

In connection with the sale of Class A common stock on our behalf, BTIG may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of BTIG may be deemed to be underwriting discounts or commissions. We have agreed to provide indemnification and contribution to BTIG against certain liabilities, including civil liabilities under the Securities Act.

The offering of shares of our Class A common stock pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of shares of our Class A common stock subject to the Sales Agreement having an aggregate offering price equal to $40,000,000 and (2) the termination of the Sales Agreement by BTIG or us as provided therein. The Sales Agreement may be terminated by BTIG or us at any time upon five days’ notice to the other party, or by BTIG at any time in certain circumstances set forth in the Sales Agreement.

Our Class A common stock is listed on Nasdaq under the symbol “FNKO.”

Other than in the United States, no action has been taken by us or BTIG that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction where any such offer or solicitation is unlawful.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions.

Other Relationships

BTIG and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, fiduciary and advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. BTIG and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with is, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, BTIG and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. BTIG and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP. The Agent is being represented in connection with this offering by Cozen O’Connor P.C.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Funko, Inc.’s Current Report on Form 8-K dated August 7, 2025 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Funko, Inc. for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements and which contains an adverse opinion on the effectiveness of the Company’s internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Funko, Inc. for the years ended December 31, 2022 and December 31, 2023 appearing in Funko, Inc.’s Current Report on Form 8-K dated August 7, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to, among other securities, the shares of Class A common stock offered by this prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. For further information pertaining to us and our Class A common stock we are offering under this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus supplement and the accompanying prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Those filings are also available to the public on, or accessible through, our website at www.funko.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement and accompanying prospectus.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•

Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March  13, 2025, of which Part II, Item 8, (“Financial Statements and Supplementary Data”) is superseded by Exhibit 99.1 to the Current Report on Form 8-K filed on August 7, 2025.

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2025.

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025 and for the quarter ended June 30, 2025, filed with the SEC on August 7, 2025.

•	Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on June 13, 2025, July 7, 2025, July 17, 2025, August 4, 2025, August 5, 2025, August 7, 2025, August 12, 2025 and August 15, 2025.

•

The description of our Class  A common stock incorporated by reference in our registration statement on Form 8-A (File No. 001-38274), dated November 2, 2017, filed with the SEC on November 2, 2017, and any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

2802 Wetmore Avenue

Everett, Washington 98201

(425) 783-3616

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

Up to $40,000,000

Class A Common Stock

PROSPECTUS SUPPLEMENT

BTIG

August 15, 2025